Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

Helbiz, Inc.

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to be Paid	Equity	Class A Common Stock, par value $0.00001 per share, underlying convertible notes	457(c)	8,000,000	$0.891(2)	$7,128,000	$0.0000927	$661
	Total Offering Amounts					$7,128,000
	Net Fee Due							$661

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the registrant is also registering an indeterminate number of additional shares of Class A Common Stock that may become issuable as a result of any stock dividend, stock split, recapitalization or other similar transaction.

(2)	Pursuant to Rule 457(c) under the Securities Act, and solely for the purpose of calculating the registration fee, the proposed maximum offering price per share is $2.00, which is the average of the high and low prices of the Class A Common Stock on June 9, 2022 on the Nasdaq Capital Market (“Nasdaq”).